UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2006
GRANITE FALLS ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	000-51277 (Commission File Number)	41-1997390 (I.R.S. Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN (Address of principal executive offices)	56241-0216 (Zip Code)
(320) 564-3100
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors
     On December 29, 2006, the Granite Falls Energy, LLC (“Granite Falls”) board of governors, pursuant to the Granite Falls Fifth Amended and Restated Operating and Member Control Agreement (“Member Control Agreement”), exercised its right to increase the size of the board of governors by establishing two additional board seats. The board of governors has appointed Mr. Ken L. Berg and Mr. Rodney R. Wilkison to fill these two additional seats until the next general election at which time two governors will be elected to fill the additional board seats.
     Prior to Mr. Berg’s appointment to one of the additional board seats, he had been Fagen, Inc.’s appointee to the board of governors. Fagen, Inc. has not yet appointed a replacement governor as provided in the Granite Falls Member Control Agreement. In addition to Mr. Wilkison’s new position as a governor of Granite Falls, Mr. Wilkison, age 52, owns and operates Wilkison Consulting Service of Marshall, Minnesota which deals with financial consulting, tax preparation, and monthly accounting for farmers and small businesses. Mr. Wilkison started his financial consulting business in 1985.
     Mr. Berg and Mr. Wilkison will be compensated in accordance with the Granite Falls compensation policy and therefore will receive a fixed payment for attending board meetings as well as reimbursement for mileage to and from the board meetings. It is anticipated that both Mr. Berg and Mr. Wilkison will be on the Granite Falls compensation, nominating and audit committees.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC
Date: January 4, 2007	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer